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                                                                      EXHIBIT 12

                             ILLINOIS POWER COMPANY
                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                             (Thousands of Dollars)

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
                                                      TWELVE MONTHS           NINE MONTHS
                                                  ENDED SEPT. 30, 2002   ENDED SEPT. 30, 2002
                                                  --------------------   --------------------
Earnings Available for Fixed Charges:
Net Income                                             $ 155,225              $ 137,584
  Add:
    Income Taxes:
      Current                                             27,067                 15,827
      Deferred - Net                                      21,450                 30,077
    Allocated income taxes                                69,677                 52,053
    Investment tax credit - deferred                      (1,310)                (1,069)
    Interest on long-term debt                            94,881                 70,311
    Amortization of debt expense and
      premium-net, and other interest charges             17,791                 13,272
    One-third of all rentals (Estimated to be
      representative of the interest component)            2,275                  1,614
                                                       ---------              ---------
Earnings available for fixed charges                   $ 387,056              $ 319,669
                                                       =========              =========

Fixed charges:
  Interest on long-term debt                           $  94,881              $  70,311
  Amortization of debt expense and
    premium-net, and other interest charges               17,791                 13,272
  One-third of all rentals (Estimated to be
    representative of the interest component)              2,275                  1,614
                                                       ---------              ---------

Total Fixed Charges                                    $ 114,947              $  85,197
                                                       =========              =========

Ratio of earnings to fixed charges                          3.37                   3.75
                                                       =========              =========
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